Exhibit 10.11
AMENDMENT NO. 3 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 made as of June 30, 2006 (the “Amendment”), to the EMPLOYMENT AGREEMENT dated November 1, 2003, as amended October 21, 2004 and December 16, 2005 (the “Agreement”), by and between Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.), a Delaware corporation (the “Company”), and Mark J. Ahn, Ph.D. (“Executive”).

WHEREAS, the parties hereto entered into the Agreement to provide for the terms of Executive’s employment by the Company, including the terms of his compensation therefor;

WHEREAS, pursuant to Section 5(f)(i) of the Agreement, Executive received Stock Options to purchase 350,000 shares of Common Stock of the Company, which Stock Options currently represents the right to purchase 493,524 shares of Common Stock at an exercise price of $0.167, as adjusted for subsequent mergers and stock combinations; and as of the date hereof, Executive has exercised the Stock Options relating to 164,508 shares of Common Stock, leaving 329,016 shares available for issuance pursuant to such Stock Options;

WHEREAS, pursuant to Section 5(f)(ii) of the Agreement, Executive was entitled to receive additional stock options to maintain his ownership percentage at the levels specified therein (the “Anti-Dilution Options”) until the Company has raised gross proceeds of sales of equity securities equal to $50 million;

WHEREAS, on February 15, 2004, pursuant to Section 5(f)(ii), Executive received an Anti-Dilution Option to purchase 184,555 shares of Common Stock (as adjusted) at an exercise price of $0.167 (as adjusted);

WHEREAS, following the completion of the Company’s private placement on February 26, 2004 and in accordance with Section 5(f)(ii) of the Agreement, Executive received an Anti-Dilution Option to purchase 79,658 shares of Common Stock at a price of $0.337 per share (as adjusted);

WHEREAS, following the Company’s private placement in July 20, 2004 and in accordance with Section 5(f)(ii) of the Agreement, Executive received an Anti-Dilution Option to purchase 194,568 shares of Common Stock at a price of $0.337 per share (as adjusted);

WHEREAS, following the completion of the Company’s private placement in October 2005, at which time the Company had raised aggregate gross proceeds from financing transactions of more than $32.5 million, Executive was entitled to receive, pursuant to Section 5(f)(ii) of the Agreement, an additional Anti-Dilution Option to purchase 87,950 shares of Common Stock; however, the Company and Executive agreed to delay the issuance of such option until such time as the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) had been ratified by the Company’s stockholders;

WHEREAS, on May 19, 2006, the Company sold 4,701,100 shares of Common Stock for gross proceeds of $40.0, and as a result of such offering, Executive is entitled to an Anti-Dilution Option to purchase 331,312 shares of Common Stock pursuant to Section 5(f)(ii) of the Agreement;

WHEREAS, the Company’s stockholders ratified and approved the 2004 Plan on May 9, 2006;

WHEREAS, pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which section of the Code was signed into law in November 2005, stock options granted at an exercise price less than the fair market value of the Common Stock on the date of grant are considered “non-qualified deferred compensation” and are subject to certain adverse tax consequences;

WHEREAS, pursuant to certain regulations promulgated by the U.S. Department of Treasury under Section 409A provide that an in-the-money stock option granted prior to the effective date of Section 409A that vests after such date may be amended in order to comply with Section 409A by, among other things, increasing the option exercise price to an amount equal to the fair market value of the Common Stock at the date such option was granted, and issuing shares of restricted Common Stock having a value equal to the incremental increase in the exercise price of such option, as amended;

WHEREAS, the Company and Executive desire to (1) amend the Agreement in order to provide for an issuance of restricted shares of Common Stock in lieu of the Anti-Dilution Options to which Executive would be entitled as a result of the October 2005 and May 2006 financing transactions, (2) amend the Anti-Dilution Options issued on February 15, 2004, February 26, 2004 and July 20, 2004 in order to comply with Section 409A of the Code, and (3) confirm that, following the effectiveness of the actions and transactions contemplated hereby, Executive has no further rights under Section 5(f)(ii) of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for the mutual benefit of the parties, the Company and Executive agree as follows:

1. The fourth sentence of subparagraph (f)(ii) of Section 5 of the Agreement, as previously amended by Amendment No. 1 to the Agreement, is hereby amended and restated, as follows:

“With respect to any additional Stock Options granted pursuant to this subparagraph (ii), such options shall (A) vest in two equal annual installments commencing on the date the Company’s obligation to issue such additional Stock Options is triggered, and (B) have an exercise price equal to the exercise price applicable to the Stock Options granted to Executive in accordance with subparagraph (i), as adjusted for stock splits, combinations, recapitalizations, mergers and the like.”

2. In lieu of the Anti-Dilution Option grant of 87,950 shares of Common Stock (exercisable at a price of $0.175 per share) to which Executive was entitled as a result of the October 2005 financing, the Company shall issue to Executive pursuant to the 2004 Plan, and the Executive shall receive, 85,000 shares of restricted Common Stock, which shares shall vest in two equal installments of 42,500 shares each on October 24, 2006 and October 24, 2007, respectively.

3.  In lieu of the Anti-Dilution Option grant of 331,312 shares of Common Stock to which Executive was entitled as a result of the May 2006 financing, the Company shall issue to Executive pursuant to the 2004 Plan, and the Executive shall receive, 325,000 shares of restricted Common Stock, which shares shall vest in two equal installments of 162,500 shares each on May 19, 2007 and May 19, 2008, respectively.

4.  Amendment of Original Stock Options. In accordance with Code Section 409A and certain rules and regulations promulgated thereunder, the Stock Options issued to Executive on November 1, 2003 pursuant to the original terms of the Agreement shall be amended in order to increase the exercise price to $0.833 per share, the then fair market value of the Common Stock (as adjusted). In consideration for the increase in the exercise price of such option, the Company shall issue to Executive and Executive shall be entitled to receive, pursuant to the 2004 Plan, 57,613 shares of restricted Common Stock, which shares shall vest in their entirety on January 1, 2007.

5.  Amendment of February 15, 2004 Anti-Dilution Option. In accordance with Code Section 409A and certain rules and regulations promulgated thereunder, the Anti-Dilution Option issued to Executive on February 15, 2004 shall be amended in order to increase the exercise price to $1.014 per share, the then fair market value of the Common Stock (as adjusted). In consideration for the increase in the exercise price of such option, the Company shall issue to Executive and Executive shall be entitled to receive, pursuant to the 2004 Plan, 4,313 shares of restricted Common Stock, two-thirds of which shares shall vest on January 1, 2007 and the remaining one-third shall vest on February 15, 2007.

6. Amendment of February 26, 2004 Anti-Dilution Option. In accordance with Code Section 409A and certain rules and regulations promulgated thereunder, the Anti-Dilution Option issued to Executive on February 26, 2004 shall be amended in order to increase the exercise price to $1.68 per share, the then fair market value of the Common Stock (as adjusted). In consideration for the increase in the exercise price of such option, the Company shall issue to Executive and Executive shall be entitled to receive, pursuant to the 2004 Plan, 3,765 shares of restricted Common Stock, two-thirds of which shares shall vest on January 1, 2007 and the remaining one-third shall vest on February 26, 2007.

7. Amendment of July 20, 2004 Anti-Dilution Option. In accordance with Code Section 409A and certain rules and regulations promulgated thereunder, the Anti-Dilution Option issued to Executive on July 20, 2004 shall be amended in order to increase the exercise price to $2.37 per share, the then fair market value of the Common Stock (as adjusted). In consideration for the increase in the exercise price of such option, the Company shall issue to Executive and Executive shall be entitled to receive, pursuant to the 2004 Plan, 9,196 shares of restricted Common Stock, two-thirds of which shares shall vest on January 1, 2007 and the remaining one-third shall vest on July 20, 2007.

8. Executive acknowledges and agrees that the grants of restricted stock pursuant to paragraphs 2 through 7 of this Amendment shall be the only additional grants of equity securities of the Company to which Executive is entitled under Section 5(f)(ii) of the Agreement, as amended to date, and that Executive shall have no other rights, and the Company shall have no other obligations, pursuant to Section 5(f)(ii). For future sales and issuances of equity securities of the Company, as provided under Section 5(f)(ii), Executive shall be diluted pro rata along with all other holders of securities of the Company.

9. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

10. Except as amended or modified by this Amendment, the parties hereby confirm all other terms and provisions of the Agreement.

11. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 as of the date first above written.

COMPANY: Hana Biosciences, Inc. By: /s/ John P. Iparraguirre Its: Chief Financial Officer	EXECUTIVE: /s/ Mark J. Ahn Mark J. Ahn, Ph.D.